Exhibit 99.1

Pactiv Posts Record EPS of $0.69 and Significant Free Cash Flow in First Quarter

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 22, 2009--For the quarter ended March 31, 2009, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was a record $91 million, or $0.69 per share, compared with $35 million, or $0.26 per share, in 2008. Excluding a charge of $0.07 per share related to a restructuring program, first quarter 2008 earnings per share were $0.33. First quarter 2009 sales declined 5 percent to $766 million from $808 million, reflecting a 3-percent volume decline, 1-percent lower pricing, and 1-percent unfavorable foreign exchange.

“Compared with the first quarter of last year, we benefited from lower raw material costs, as well as lower logistics costs, and improved productivity. Our volume decline was mitigated by continued strong growth in cups and cutlery products. When we look at our performance compared with our January outlook, volume was better than we expected. That better performance, combined with strong productivity and other cost control measures, accounted for more than half of the improvement, while the remainder resulted from better spread (the difference between selling prices and raw material costs). We are managing our business well in this difficult and unpredictable economic environment,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

First quarter gross margin was 38.3 percent compared with 26.0 percent in 2008, and operating margin was 21.8 percent compared with 9.8 percent last year. Both increases were driven primarily by favorable spread. Excluding the restructuring charge, the 2008 operating margin was 11.5 percent.

After a pension contribution of $100 million pretax and related favorable cash tax effects of approximately $50 million, free cash flow in the first quarter was $105 million compared with $2 million in 2008. The increase was a result of higher income, improved working capital, and lower capital expenditures.

Business Segment Results

Hefty® Consumer Products

First quarter sales of $283 million decreased 2 percent from $290 million, reflecting a 5-percent volume decline and 3-percent favorable pricing. Volume growth in cups and cutlery was offset by declines in waste bags and disposable plates.

Operating income was $74 million compared with $30 million in 2008. Favorable spread, as well as lower operating costs, more than offset lower volume and higher advertising and promotion expense, largely related to the launch of Hefty® Odor Block™ waste bags. Operating margin was 26.1 percent compared with 10.4 percent last year. Excluding the restructuring charge, 2008 operating income was $35 million and operating margin was 12.1 percent.

Foodservice/Food Packaging

First quarter sales were $483 million, down 7 percent from $518 million in 2008, driven by a 2-percent volume decrease, 3-percent lower pricing, and 2-percent unfavorable foreign exchange. Growth in cups and cutlery continued, partially as a result of new business.

Operating income was $95 million compared with $47 million in 2008, primarily driven by favorable spread, as well as lower operating costs. Operating margin was 19.7 percent compared with 9.1 percent in 2008. Excluding the restructuring charge, 2008 operating income was $55 million and operating margin was 10.6 percent.

Outlook

The second quarter EPS outlook is a range of $0.54 to $0.58. The full year EPS outlook has been raised to a range of $2.15 to $2.25, from a range of $1.80 to $2.00. Since the beginning of the year, resin costs have increased approximately 11 percent. The low end of the EPS range assumes resin costs stay at current levels, while the high end of the range assumes that resin costs adjust downward in the second half. The full year outlook includes non-cash pension income of $37 million pretax, $24 million after tax, or $0.18 per share.

Full year 2009 sales are expected to decline between 10 percent and 12 percent, an improvement from the prior outlook of a decline of 12 percent to 15 percent. The sales outlook incorporates normal selling price adjustments after a period of declining resin costs, as well as flat volume for the remainder of the year despite the recession. SG&A expense is estimated to be between $320 million and $330 million, up from $305 million to $315 million in the prior outlook. The 2009 tax rate is expected to be 36.5 percent.

After pension contributions of $200 million pretax, or $130 million after tax, free cash flow for 2009 is anticipated to be in a range of $230 million to $250 million, higher than the earlier outlook of $110 million to $130 million because of higher earnings and improved working capital. Depreciation and amortization expense is expected to be approximately $185 million, capital expenditures are estimated to be approximately $120 million, and the cash tax rate is estimated to be approximately 15 percent, down from an earlier estimate of 27 percent, due to the tax deductibility of pension contributions.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2008 sales of $3.6 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)

	Three months ended March 31,
	2009	2008

Sales	$ 766	$ 808

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	473	598
Depreciation and amortization	46	46
Selling, general, and administrative	80	71
Operating income before restructuring
and other	167	93
Restructuring and other	-	14
Operating income	167	79
Other income/(expense)
Interest income	-	1
Interest expense, net of capitalized interest	(23)	(27)
Income before income taxes	144	53
		.
Income tax expense	53	18
Income from continuing operations	91	35

Discontinued operations, net of tax	-	(1)
Net income attributable to Pactiv	$ 91	$ 34

Average common shares outstanding (diluted)	132.5	132.1

Income from continuing operations
before restructuring and other	$ 0.69	$ 0.33
Restructuring and other, net of tax	-	(0.07)
Net income	$ 0.69	$ 0.26

Gross margin (before deprec. & amort.)	38.3%	26.0%

Operating margin
Excluding restructuring and other	21.8%	11.5%
Restructuring & other	0.0%	-1.7%
Including restructuring and other	21.8%	9.8%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	March 31, 2009	December 31, 2008

Assets
Current assets
Cash and temporary cash investments	$ 152	$ 80
Accounts and notes receivable (a)	244	311
Inventories	377	344
Other	49	50
Total current assets	822	785
Property, plant, and equipment, net	1,200	1,209
Other assets
Goodwill	1,123	1,124
Intangible assets, net	392	396
Other	183	211
Total other assets	1,698	1,731

Total assets	$ 3,720	$ 3,725

Liabilities and equity
Current liabilities
Accounts payable	$ 128	$ 115
Other	242	218
Total current liabilities	370	333
Long-term debt	1,345	1,345
Pension and postretirement benefits	1,144	1,266
Other liabilities	118	126
Pactiv shareholders' equity	727	639
Noncontrolling interest	16	16

Total liabilities and equity	$ 3,720	$ 3,725

(a) At March 31, 2009, receivables totaling $118 million were sold, while receivables totaling $130 million were sold at December 31, 2008.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,	2009	2008

Operating activities
Net income	$ 91	$ 34
Less results from discontinued operations	-	1
Income from continuing operations	91	35
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	46	46
Deferred income taxes	20	8
Restructuring and other	-	12
Noncash pension income	(7)	(12)
Noncash compensation expense	3	5
Working capital	67	(64)
Pension contribution	(100)	-
Other	(4)	(1)
Cash provided (used) by operating activities - continuing operations	116	29
Cash provided (used) by operating activities - discontinued operations	-	(5)
Cash provided (used) by operating activities	$ 116	$ 24

Investing activities
Expenditures for property, plant, and equipment	(23)	(47)
Acquisitions of businesses and assets	(20)	-
Other continuing operations investing activities	1	1
Cash provided (used) by investing activities	$ (42)	$ (46)

Financing activities
Issuance of common stock	-	1
Purchase of common stock	-	(2)
Revolving credit facility payments	-	(20)
Other	(1)	(1)
Cash provided (used) by financing activities	$ (1)	$ (22)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	(1)	1
Increase (decrease) in cash and temporary cash investments	72	(43)
Cash and temporary cash investments, January 1	80	95
Cash and temporary cash investments, March 31	$ 152	$ 52

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended March 31, 2009
Sales	$ 283	$ 483	$ -	$ 766

Operating income (loss)	$ 74	$ 95	$ (2)	$ 167

Operating margin	26.1%	19.7%		21.8%

Three months ended March 31, 2008
Sales	$ 290	$ 518	$ -	$ 808

Operating income (loss) before
restructuring & other	$ 35	$ 55	$ 3	$ 93
Restructuring & other	5	8	1	14
Operating income (loss)	$ 30	$ 47	$ 2	$ 79

Operating margin
Excluding restructuring and other	12.1%	10.6%		11.5%
Restructuring & other	-1.7%	-1.5%		-1.7%
Including restructuring and other	10.4%	9.1%		9.8%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended March 31,
	2009	2008
Income from continuing operations - GAAP basis	$ 91	$ 35

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	9
Income from continuing operations excluding restructuring and other charges (a)	$ 91	$ 44

Average common shares outstanding (diluted)	132.5	132.1

Diluted earnings per share
EPS from continuing operations - GAAP basis	$ 0.69	$ 0.26

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	0.07
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.69	$ 0.33

Free Cash Flow

	Three months ended March 31,
(In millions)	2009	2008
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 116	$ 29
Capital expenditures - continuing operations	(23)	(47)
(Increase) decrease in asset securitization program	12	20
Free cash flow (b)	$ 105	$ 2

	Outlook for
	Twelve months ended December 31, 2009
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis (1)	$ 350	$ 370
Capital expenditures - continuing operations	(120)	(120)
Free cash flow (b)	$ 230	$ 250

(1) Includes expected pension contributions of $130 million, net of tax.

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com